EXHIBIT 12.1



                 Ratio of Earnings to Fixed Charges Calculation
                          (Dollar Amounts in Thousands)
                                   (Unaudited)



                                                                               Fiscal Year(a)
                                                           -------------------------------------------------------
                                                             1999        1998        1997        1996        1995
                                                           -------     -------     -------     -------     -------
Earnings to fixed charges:
     Earnings:
         Pre-tax income from continuing operations          14,699      11,369      13,899       5,036      (5,953)
         Add fixed charges                                  27,788      28,538      21,085      20,042      20,792
                                                           -------     -------     -------     -------     -------

     Earnings                                               42,487      39,907      34,984      25,078      14,839
                                                           -------     -------     -------     -------     -------

     Fixed charges:

         Net interest expense per financial statement       17,461      19,285      12,442      11,482      12,347
         Add:
             Interest income                                   606          --          --          --          --
             Rents (1/3)                                     9,721       9,253       8,643       8,560       8,445
                                                           -------     -------     -------     -------     -------

     Fixed charges                                          27,788      28,538      21,085      20,042      20,792
                                                           -------     -------     -------     -------     -------

Ratio of earnings to fixed charges (b)                         1.5         1.4         1.7         1.3          --

-------------------
(a) The Company's fiscal year is a 52 or 53 week year ending on the Sunday closest to the calendar year end. Fiscal years 1995 through 1997 and fiscal year 1999 presented consist of 52 weeks and fiscal year 1998 consists of 53 weeks.

(b) Earnings and fixed charges were insufficient to cover fixed charges by approximately $5,953 for fiscal year 1995.